Exhibit 99.1

Contacts:
Investors:	Media:
Validus Holdings, Ltd.	Jamie Tully/Jonathan Doorley
Jon Levenson, Senior Vice President	Sard Verbinnen & Co.
+1-441-278-9000	+1-212-687-8080
Jon.Levenson@validusholdings.com
Roddy Watt / Tony Friend
College Hill
+44 (0) 20 7457 2020
VALIDUS ANNOUNCES THIRD QUARTER 2010 NET INCOME OF $238.5 MILLION
Diluted Operating Earnings Per Share of $1.51
Diluted Book Value Per Share of $32.02 at September 30, 2010
     Pembroke, Bermuda, November 4, 2010 — Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today reported net income of $238.5 million, or $2.08 per diluted common share for the three months ended September 30, 2010, compared with net income of $499.2 million, or $5.21 per diluted common share, for the three months ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $299.9 million, or $2.42 per diluted common share compared with $731.6 million, or $8.65 per diluted common share, for the nine months ended September 30, 2009.
     Net operating income for the three months ended September 30, 2010 was $173.0 million, or $1.51 per diluted share, compared with net operating income of $145.6 million, or $1.52 per diluted common share, for the three months ended September 30, 2009. Net operating income for the nine months ended September 30, 2010 was $166.4 million, or $1.34 per diluted common share, compared with net operating income of $356.4 million, or $4.21 per diluted common share, for the nine months ended September 30, 2009.
     Net operating income, a non-GAAP financial measure, is defined as net income excluding net realized and unrealized gains or losses on investments, foreign exchange gains and losses and non-recurring items. Reconciliations of this measure to net income, the most directly comparable GAAP measure, are presented at the end of this release.
     In relation to the three and nine months ended September 30, 2010 results, Ed Noonan, Chairman and Chief Executive Officer of Validus commented: “I am very pleased with this quarter’s result which delivered an 18.8% operating return on average equity and 6.4% growth in diluted book value per share plus dividends to our shareholders. We formed Validus five years ago and at this time in 2005 we were preparing for our first January renewal season with $1 billion in capital. Five years later, our total capital resources are $4.3 billion, we operate worldwide from offices in Bermuda, London, Miami, New York, Singapore, Chile and Dubai and underwrite annual gross premium income of $2 billion. An initial shareholder of Validus has seen a 16.0% annual growth in book value plus accumulated dividends from their initial investment. Our accomplishments over the past five years would not have been possible without all of our talented and dedicated staff, including our founding President George Reeth who will be retiring from the Company effective November 15, 2010. Looking forward, I continue to believe that we are operating in the best-priced segments of the worldwide (re)insurance markets.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Third quarter 2010 results
     Highlights for the third quarter include the following:
•	Gross premiums written for the three months ended September 30, 2010 were $344.0 million compared to $331.0 million for the three months ended September 30, 2009, an increase of $13.0 million, or 3.9%, primarily due to new business and increased lines on renewing business.

•	Net premiums earned for the three months ended September 30, 2010 were $432.7 million compared to $374.7 million for the three months ended September 30, 2009, an increase of $58.0 million, or 15.5%.

•	Underwriting income for the three months ended September 30, 2010 was $150.2 million compared to $124.4 million for the three months ended September 30, 2009, an increase of $25.8 million, or 20.7%.

•	Combined ratio of 65.2% which included $49.8 million of favorable prior year loss reserve development, benefiting the loss ratio by 11.5 percentage points.

•	Net operating income for the three months ended September 30, 2010 of $173.0 million compared to net operating income of $145.6 million for the three months ended September 30, 2009, an increase of $27.4 million, or 18.8%, reflecting increased underwriting and investment income.

•	Net income for the three months ended September 30, 2010 was $238.5 million compared to net income of $499.2 million for the three months ended September 30, 2009, a decrease of $260.7 million, or 52.2%, due to the significant non-recurring gain on bargain purchase, net of expenses of $303.0 million relating to the IPC acquisition.
     Highlights for the year to date include the following:
•	Gross premiums written for the nine months ended September 30, 2010 were $1,731.8 million compared to $1,366.0 million for the nine months ended September 30, 2009, an increase of $365.9 million, or 26.8%, due primarily to the IPC acquisition.

•	Net premiums earned for the nine months ended September 30, 2010 were $1,328.3 million, compared to $1,021.7 million for the nine months ended September 30, 2009, an increase of $306.6 million, or 30.0%.

•	Combined ratio of 92.3% which included $126.0 million of favorable prior year loss reserve development, benefiting the loss ratio by 9.5 percentage points.

•	Net operating income for the nine months ended September 30, 2010 of $166.4 million compared to net operating income of $356.4 million for the nine months ended September 30, 2009, a decrease of $190.0 million, or 53.3%, primarily due to increased frequency and severity of significant worldwide loss events in the first nine months of 2010 compared to 2009.

•	Net income for the nine months ended September 30, 2010 was $299.9 million compared to net income of $731.6 million for the nine months ended September 30, 2009, a decrease of $431.8 million, or 59.0%, due to the significant non-recurring gain on bargain purchase, net of expenses of $287.1 million relating to the IPC acquisition.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Notable Loss Events
     For the three months ended September 30, 2010, the Company incurred $47.7 million from notable loss events described below, which represented 11.0 percentage points of the loss ratio, excluding reserve for potential development on 2010 notable loss events, as described below. Net of $0.6 million of reinstatement premiums, the effect of these events on net income was $47.1 million. For the three months ended September 30, 2009, the Company did not experience any notable loss events. The Company’s loss ratio, excluding prior year development and notable loss events for the three months ended September 30, 2010 and 2009 were 37.2% and 44.3%, respectively.

		Three months ended September 30, 2010
Third Quarter 2010 Notable Loss Events (1)		Validus Re		Talbot		Total
		Losses and		Losses and		Losses and
		Loss		Loss		Loss
		Expenses		Expenses		Expenses
(Dollars in thousands)	Description	(2)	% of NPE	(2)	% of NPE	(2)	% of NPE
New Zealand earthquake	Earthquake	$25,285	9.8%	$3,400	2.0%	$28,685	6.6%
Oklahoma windstorm	Windstorm	7,500	2.9%	177	0.1%	7,677	1.8%
Political risk	Contract frustration	—	—	5,000	2.9%	5,000	1.1%
Hurricane Karl	Windstorm	3,666	1.4%	2,647	1.5%	6,313	1.5%

Total		$36,451	14.1%	$11,224	6.5%	$47,675	11.0%

(1)	These 2010 notable loss event amounts are based on management’s estimates following a review of the Company’s potential exposure and discussions with certain clients and brokers. Given the magnitude and recent occurrence of these events, and other uncertainties inherent in loss estimation, uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events may vary materially from these estimates.

(2)	Net of reinsurance but not net of reinstatement premiums. Reinstatement premiums were $0.6 million for the three months ended September 30, 2010.
Validus Re Segment Results
     Gross premiums written for the three months ended September 30, 2010 were $142.6 million compared to $124.7 million for the three months ended September 30, 2009, an increase of $17.9 million, or 14.4%. Gross premiums written for the three months ended September 30, 2010 included $99.3 million of property premiums, $37.5 million of marine premiums and $5.8 million of specialty premiums compared to $80.6 million of property premiums, $28.4 million of marine premiums and $15.7 million of specialty premiums in the three months ended September 30, 2009.
     Net premiums earned for the three months ended September 30, 2010 were $258.9 million compared to $199.8 million for the three months ended September 30, 2009, an increase of $59.1 million, or 29.6%.
     The combined ratio for the three months ended September 30, 2010 was 48.8% compared to 49.2% for the three months ended September 30, 2009, a decrease of 0.4 percentage points.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

     The loss ratio for the three months ended September 30, 2010 was 30.5% compared to 23.0% for the three months ended September 30, 2009, an increase of 7.5 percentage points, due primarily to notable loss events in the nine months ended September 30, 2010, which added 14.1 percentage points to the loss ratio. The loss ratio for the three months ended September 30, 2010 included favorable prior year loss reserve development of $19.2 million, benefiting the loss ratio by 7.5 percentage points.
     Gross premiums written for the nine months ended September 30, 2010 were $1,067.3 million compared to $734.4 million for the nine months ended September 30, 2009, an increase of $332.9 million, or 45.3%. Gross premiums written for the nine months ended September 30, 2010 included $773.3 million of property premiums, $222.9 million of marine premiums and $71.1 million of specialty premiums compared to $505.2 million of property premiums, $153.9 million of marine premiums and $75.3 million of specialty premiums in the nine months ended September 30, 2009.
     Net premiums earned for the nine months ended September 30, 2010 were $804.9 million compared to $537.9 million for the nine months ended September 30, 2009, an increase of $267.0 million, or 49.6%.
     The combined ratio for the nine months ended September 30, 2010 was 88.4% compared to 52.8% for the nine months ended September 30, 2009, an increase of 35.6 percentage points.
     The loss ratio for the nine months ended September 30, 2010 was 68.6% compared to 26.5% for the nine months ended September 30, 2009, an increase of 42.1 percentage points. The loss ratio for the nine months ended September 30, 2010 included losses from notable loss events, which represented 47.4 percentage points of the loss ratio. The loss ratio for the nine months ended September 30, 2010 included favorable prior year loss reserve development of $48.6 million, benefiting the loss ratio by 6.0 percentage points.
Talbot Segment Results
     Gross premiums written for the three months ended September 30, 2010 were $218.7 million compared to $227.3 million for the three months ended September 30, 2009, a decrease of $8.6 million, or 3.8%. Gross premiums written for the three months ended September 30, 2010 included $73.2 million of property premiums, $64.4 million of marine premiums and $81.1 million of specialty premiums compared to $79.2 million of property premiums, $69.6 million of marine premiums and $78.5 million of specialty premiums in the three months ended September 30, 2009.
     Net premiums earned for the three months ended September 30, 2010 were $173.8 million compared to $174.9 million for the three months ended September 30, 2009, a decrease of $1.2 million, or 0.7%.
     The combined ratio for the three months ended September 30, 2010 was 84.7% compared to 83.5% for the three months ended September 30, 2009, an increase of 1.2 percentage points.
     The loss ratio for the three months ended September 30, 2010 was 45.9% compared to 50.4% for the three months ended September 30, 2009, a decrease of 4.5 percentage points. For the three months ended September 30, 2010, Talbot incurred $11.2 million of losses attributable to notable loss events, which represented 6.5 percentage points of the loss ratio. The loss ratio for the three months ended September 30, 2010 included favorable prior year loss reserve development of $30.6 million, benefiting the loss ratio by 17.6 percentage points.
     Gross premiums written for the nine months ended September 30, 2010 were $743.0 million compared to $690.4 million for the nine months ended September 30, 2009, an increase of $52.6 million, or 7.6%. Gross premiums written for the nine months ended September 30, 2010 included $256.6 million of property premiums, $246.7 million of marine premiums and $239.7 million of specialty premiums compared to $218.7 million of property
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

premiums, $244.7 million of marine premiums and $227.0 million of specialty premiums for the nine months ended September 30, 2009.
     Net premiums earned for the nine months ended September 30, 2010 were $523.4 million compared to $483.8 million for the nine months ended September 30, 2009, an increase of $39.7 million, or 8.2%.
     The combined ratio for the nine months ended September 30, 2010 was 90.8% compared to 87.3% for the nine months ended September 30, 2009, an increase of 3.5 percentage points.
     The loss ratio for the nine months ended September 30, 2010 was 53.6% compared to 51.3% for the nine months ended September 30, 2009, an increase of 2.3 percentage points. The nine months ended September 30, 2010 included losses from notable loss events which represented 15.6 percentage points of the loss ratio. The loss ratio for the nine months ended September 30, 2010, included favorable prior year loss reserve development of $77.5 million, benefiting the loss ratio by 14.8 percentage points.
Corporate Segment Results
     Corporate segment results included executive and board expenses, internal and external audit expenses, interest and costs incurred in connection with the Company’s senior notes and junior subordinated deferrable debentures and other costs relating to the Company as a whole. General and administrative expenses for the three months ended September 30, 2010 were $10.0 million compared to $4.6 million for the three months ended September 30, 2009, an increase of $5.3 million, or 115.5%. Share compensation expenses for the three months ended September 30, 2010 were $4.0 million compared to $2.7 million for the three months ended September 30, 2009, an increase of $1.3 million, or 46.6%. General and administrative expenses for the nine months ended September 30, 2010 were $38.1 million compared to $13.8 million for the nine months ended September 30, 2009, an increase of $24.3 million, or 175.7%. Share compensation expenses for the nine months ended September 30, 2010 were $11.0 million compared to $8.1 million for the nine months ended September 30, 2009, an increase of $3.0 million, or 36.7%. During the first quarter, to better align the Company’s operating and reporting structure with its current strategy, there was a change in the segment structure. This change was to allocate all ‘non-core underwriting’ expenses, predominantly general and administration and stock compensation expenses to the Corporate segment which contributed to the increase.
Investments
     Net investment income for the three months ended September 30, 2010 was $34.0 million compared to $29.5 million for the three months ended September 30, 2009, an increase of $4.5 million, or 15.2%. Net investment income for the nine months ended September 30, 2010 was $103.1 million compared to $83.3 million for the nine months ended September 30, 2009, an increase of $19.9 million, or 23.9%. Net investment income increased as a result of higher average investment balances slightly offset by reduced market yields.
     Net realized gains on investments for the three months ended September 30, 2010 were $23.1 million compared to net realized gains of $5.4 million for the three months ended September 30, 2009, an increase of $17.6 million, or 324.7%. Net realized gains on investments for the nine months ended September 30, 2010 were $46.9 million compared to net realized (losses) of ($20.6) million for the nine months ended September 30, 2009, an increase of $67.5 million, or 327.2%.
     Net unrealized gains on investments for the three months ended September 30, 2010 were $31.6 million compared to $50.4 million for the three months ended September 30, 2009, a decrease of $18.8 million, or 37.4%.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Net unrealized gains on investments for the nine months ended September 30, 2010 were $88.6 million compared to $109.8 million for the nine months ended September 30, 2009, a decrease of $21.2 million, or 19.3%.
Finance Expenses
     Finance expenses for the three months ended September 30, 2010 were $13.7 million compared to $11.3 million for the three months ended September 30, 2009, an increase of $2.5 million, or 21.8%. Finance expenses for the nine months ended September 30, 2010 were $42.1 million compared to $29.7 million for the nine months ended September 30, 2009, an increase of $12.4 million, or 41.5%. This increase primarily related to the interest on the senior notes issued at the beginning of 2010. Finance expenses included interest on the Company’s senior notes, junior subordinated deferrable debentures and third-party capital costs for Talbot.
Shareholders’ Equity and Capitalization
     As at September 30, 2010, shareholders’ equity was $3.8 billion. Diluted book value per common share was $32.02 at September 30, 2010, compared to $30.30 at June 30, 2010. Diluted book value per common share is a non-GAAP financial measure. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.
     Total capitalization at September 30, 2010 was $4.3 billion, including $289.8 million of junior subordinated deferrable debentures and $246.8 million of senior notes.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Self-Tender Offer and Share Repurchases
     The Company also announced today that its Board of Directors has approved share repurchase transactions aggregating $300.0 million. These repurchases will be effected by a tender offer which the Company intends to commence on Monday November 8, 2010, for up to 7,945,400 of its common shares at a price of $30.00 per share. In addition, the Company has entered into separate repurchase agreements with funds affiliated with or managed by each of Aquiline Capital Partners LLC, New Mountain Capital, LLC and Vestar Capital Partners to purchase 2,054,600 common shares in the aggregate at the same price per share as the tender offer, for an aggregate purchase price of approximately $61.6 million, subject to completion of the tender offer. The tender offer and share repurchases are part of the Company’s ongoing program to return capital to shareholders through share repurchases or other means. As a result of these transactions, the Company expects to repurchase an aggregate of 10.0 million common shares. This amount is in addition to the $629.0 million of common shares repurchased by the Company through November 3, 2010 under its previously authorized share repurchase program announced in February 2010.
     Tendering shareholders will receive the purchase price in cash, without interest, for common shares properly tendered in the tender offer and not properly withdrawn, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tender in the event that more than 7,945,400 common shares are properly tendered in the tender offer and not properly withdrawn. These provisions will be described in the Offer to Purchase relating to the tender offer that will be distributed to shareholders. If the tender offer is fully subscribed, the completion of the tender offer and the share repurchases will result in the repurchase by Validus of $300.0 million of its common shares in the aggregate.
     The tender offer will not be conditional upon obtaining financing or any minimum number of common shares being tendered; however, the tender offer will be subject to a number of other terms and conditions, which will be specified in the Offer to Purchase. The tender offer will expire at 5:00 p.m., New York City time, on December 8, 2010, unless withdrawn or extended by the Company. Dowling & Partners Securities, LLC will serve as the dealer manager for the tender offer. Georgeson Inc. will serve as the information agent for the tender offer.
     While the Company’s Board of Directors has authorized the tender offer, it has not, nor has the Company, the dealer manager, the information agent or the depositary made, or is making, any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their common shares. Shareholders must make their own decision as to whether to tender their common shares and, if so, how many common shares to tender. Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.
     A summary of the share repurchases made to date under the Company’s previously announced share repurchase program is as follows:

	Share Repurchase Activity
	As at June 30,				As at September
Effect of share repurchases:	2010 (cumulative)	July	August	September	30, 2010
Aggregate purchase price (1)	$528,604	$3,994	$38,845	$19,604	$62,443
Shares repurchased	20,598,594	163,100	1,551,000	757,573	2,471,673
Average price (1)	$25.66	$24.48	$25.05	$25.88	$25.26
Estimated net accretive (dilutive) impact on:
Diluted BV per common share (2)	$0.66				$1.00
Diluted EPS — Quarter (3)	$—				$0.30

	Share Repurchase Activity
	As at September			As at November	Cumulative to Date
Effect of share repurchases:	30, 2010	October	November	3, 2010	Effect
Aggregate purchase price (1)	$62,443	$34,872	$3,104	$37,976	$629,023
Shares repurchased	2,471,673	1,264,572	108,602	1,373,174	24,443,441
Average price (1)	$25.26	$27.58	$28.58	$27.66	$25.73
Estimated net accretive (dilutive) impact on:
Diluted BV per common share (2)	$1.00
Diluted EPS — Quarter (3)	$0.30
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

(1)	Share transactions are on a trade date basis through November 3, 2010 and are inclusive of commissions. Average share price is rounded to two decimal places.

(2)	As the average price per share repurchased during the periods 2009 and 2010 was lower than the book value per common share, the repurchase of shares increased the Company’s ending book value per share.

(3)	The estimated impact on diluted earnings per share was calculated by comparing reported results versus i) net income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share.
Conference Call
     The Company will host a conference call for analysts and investors on November 5, 2010 at 9:00 AM (Eastern) to discuss the third quarter 2010 financial results and related matters. The conference call can be accessed via telephone by dialing 1-866-783-2144 (toll-free U.S.) or 1-857-350-1603 (international) and entering the pass code 24729846#. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through November 19, 2010 by dialing 1-888-286-8010 (toll-free U.S) or 1-617-801-6888 (international) and entering the pass code 52740213#.
     This conference call will also be available through a live audio webcast accessible through the Investor Relations section of the Company’s website located at www.validusholdings.com. A replay of the webcast will be available at the Investor Relations section of the Company’s website through November 19, 2010. In addition, a financial supplement relating to our financial results for the three and nine months ended September 30, 2010 is available in the Investor Relations section of the Company’s website.
Press Release for Informational Purposes Only
     The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company’s common shares.
     The offer to purchase and the solicitation of the Company’s common shares will be made only pursuant to the Offer to Purchase, the related letter of transmittal and other related materials that are expected to be mailed to all shareholders shortly after commencement of the tender offer, at no expense to shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms of, and conditions to, the tender offer. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”). The Tender Offer Statement (including the Offer to Purchase, the related letter of transmittal and other related materials) will also be available to shareholders at no charge at the SEC’s website at www.sec.gov, or the Investor Relations section of the Company’s website located at www.validusholdings.com, or from the information agent, Georgeson Inc. Shareholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.
     The foregoing description of the repurchase agreements is a summary of the material terms of such repurchase agreements and such summary is qualified in its entirety by reference to the full text of each of the repurchase agreements, which will be filed as Exhibits to a Current Report on Form 8-K to be filed by the Company with the SEC.
About Validus Holdings, Ltd.
     Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Balance Sheets
As at September 30, 2010 (unaudited) and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Fixed maturities, at fair value (amortized cost: 2010 - $5,105,832; 2009 - $4,870,395)	$5,200,285	$4,869,378
Short-term investments, at fair value (amortized cost: 2010 - $228,354; 2009 - $482,632)	228,356	481,766
Other investments, at fair value (amortized cost: 2010 - $18,392; 2009 - $35,941)	19,888	37,615
Cash and cash equivalents	518,770	387,585

Total investments and cash	5,967,299	5,776,344
Premiums receivable	745,968	551,616
Deferred acquisition costs	151,701	112,329
Prepaid reinsurance premiums	88,651	73,164
Securities lending collateral	33,135	90,350
Loss reserves recoverable	268,821	181,765
Paid losses recoverable	19,560	14,782
Income taxes recoverable	1,027	2,043
Intangible assets	119,935	123,055
Goodwill	20,393	20,393
Accrued investment income	41,464	38,077
Other assets	45,288	35,222

Total assets	$7,503,242	$7,019,140

Liabilities
Reserve for losses and loss expenses	$2,020,845	$1,622,134
Unearned premiums	955,236	724,104
Reinsurance balances payable	60,561	65,414
Securities lending payable	33,905	90,106
Deferred income taxes	23,827	24,508
Net payable for investments purchased	14,415	44,145
Accounts payable and accrued expenses	96,521	127,809
Senior notes payable	246,847	—
Debentures payable	289,800	289,800

Total liabilities	3,741,957	2,988,020

Commitments and contingent liabilities

Shareholders’ equity
Common shares, 571,428,571 authorized, par value $0.175 (Issued: 2010 - 132,308,157; 2009 - 131,616,349; Outstanding: 2010 - 109,237,890; 2009 - 128,459,478)	23,154	23,033
Treasury shares (2010 - 23,070,267; 2009 - 3,156,871)	(4,037)	(553)
Additional paid-in-capital	2,193,140	2,675,680
Accumulated other comprehensive (loss)	(4,945)	(4,851)
Retained earnings	1,553,973	1,337,811

Total shareholders’ equity	3,761,285	4,031,120

Total liabilities and shareholders’ equity	$7,503,242	$7,019,140

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Statements of Operations
For the three and nine months ended September 30, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2010	2009 (1)	2010	2009 (1)
Underwriting income
Gross premiums written	$344,040	$331,028	$1,731,835	$1,365,951
Reinsurance premiums ceded	(35,641)	(67,687)	(194,106)	(202,489)

Net premiums written	308,399	263,341	1,537,729	1,163,462
Change in unearned premiums	124,275	111,376	(209,417)	(141,786)

Net premiums earned	432,674	374,717	1,328,312	1,021,676

Underwriting deductions
Losses and loss expenses	158,936	134,152	832,361	390,736
Policy acquisition costs	67,074	64,236	217,376	190,125
General and administrative expenses	48,831	46,036	154,779	125,315
Share compensation expenses	7,618	5,862	21,040	18,848

Total underwriting deductions	282,459	250,286	1,225,556	725,024

Underwriting income	$150,215	$124,431	$102,756	$296,652

Net investment income	34,033	29,532	103,141	83,267
Other income	1,082	1,101	4,667	2,875
Finance expenses	(13,715)	(11,257)	(42,084)	(29,732)

Operating income before taxes	171,615	143,807	168,480	353,062
Tax benefit (expense)	1,422	1,799	(2,068)	3,301

Net operating income	$173,037	145,606	166,412	356,363

Gain on bargain purchase, net of expenses	—	302,950	—	287,099
Net realized gains (losses) on investments	23,058	5,429	46,897	(20,642)
Net unrealized gains on investments	31,588	50,437	88,641	109,839
Foreign exchange gains (losses)	10,790	(5,244)	(2,073)	(1,012)

Net income	$238,473	$499,178	$299,877	$731,647

Selected ratios:
Net premiums written / Gross premiums written	89.6%	79.6%	88.8%	85.2%

Losses and loss expenses	36.7%	35.8%	62.7%	38.2%
Policy acquisition costs	15.5%	17.1%	16.4%	18.6%
General and administrative expenses	13.0%	13.8%	13.2%	14.1%

Expense ratio	28.5%	30.9%	29.6%	32.7%

Combined ratio	65.2%	66.7%	92.3%	70.9%

(1)	The results of operations for IPC are consolidated only from the September 2009 date of acquisition.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Segment Underwriting Income
For the three and nine months ended September 30, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three months ended September 30,		Nine months ended September 30,
	(unaudited)		(unaudited)
	2010	2009 (1)	2010	2009 (1)
Validus Re
Gross premiums written	$142,630	$124,704	$1,067,253	$734,390
Reinsurance premiums ceded	(8,463)	(38,435)	(62,748)	(94,794)

Net premiums written	134,167	86,269	1,004,505	639,596
Change in unearned premiums	124,747	113,499	(199,629)	(101,684)

Net premiums earned	258,914	199,768	804,876	537,912
Losses and loss expenses	79,098	45,987	551,811	142,570
Policy acquisition costs	39,818	32,648	121,300	90,346
General and administrative expenses	5,663	17,987	32,958	45,928
Share compensation expenses	1,869	1,766	5,247	4,986

Total underwriting deductions	126,448	98,388	711,316	283,830

Underwriting income	132,466	101,380	93,560	254,082

Talbot
Gross premiums written	$218,722	$227,325	$742,973	$690,357
Reinsurance premiums ceded	(44,490)	(50,253)	(209,749)	(166,491)

Net premiums written	174,232	177,072	533,224	523,866
Change in unearned premiums	(472)	(2,123)	(9,788)	(40,102)

Net premiums earned	173,760	174,949	523,436	483,764
Losses and loss expenses	79,838	88,165	280,550	248,166
Policy acquisition costs	32,451	33,106	106,043	102,378
General and administrative expenses	33,201	23,424	83,709	65,565
Share compensation expenses	1,754	1,371	4,781	5,804

Total underwriting deductions	147,244	146,066	475,083	421,913

Underwriting income	26,516	28,883	48,353	61,851

Corporate & Eliminations
Gross premiums written	$(17,312)	$(21,001)	$(78,391)	$(58,796)
Reinsurance premiums ceded	17,312	21,001	78,391	58,796

Net premiums written	—	—	—	—
Change in unearned premiums	—	—	—	—

Net premiums earned	—	—	—	—
Losses and loss expenses	—	—	—	—
Policy acquisition costs	(5,195)	(1,518)	(9,967)	(2,599)
General and administrative expenses	9,967	4,625	38,112	13,822
Share compensation expenses	3,995	2,725	11,012	8,058

Total underwriting deductions	8,767	5,832	39,157	19,281

Underwriting (loss)	(8,767)	(5,832)	(39,157)	(19,281)

Total underwriting income	$150,215	$124,431	$102,756	$296,652

(1)	The results of operations for IPC are consolidated only from the September 2009 date of acquisition.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Net Operating Income, Net Operating Income per share,
and Annualized Net Operating Return on Average Equity
For the three and nine months ended September 30, 2010 and 2009 (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three months ended		Nine months ended
	(unaudited)		(unaudited)
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net income	$238,473	$499,178	$299,877	$731,647
Adjustments for:
Gain on bargain purchase, net of expenses	—	(302,950)	—	(287,099)
Net realized (gains) losses on investments	(23,058)	(5,429)	(46,897)	20,642
Net unrealized (gains) on investments	(31,588)	(50,437)	(88,641)	(109,839)
Foreign exchange (gains) losses	(10,790)	5,244	2,073	1,012

Net operating income	173,037	145,606	166,412	356,363
less: Dividends and distributions declared on outstanding warrants	(1,747)	(1,591)	(5,245)	(4,917)

Net operating income, adjusted	$171,290	$144,015	$161,167	$351,446

Net income per share — diluted	$2.08	$5.21	$2.42	$8.65
Adjustments for:
Gain on bargain purchase, net of expenses	—	(3.16)	—	(3.39)
Net realized (gains) losses on investments	(0.20)	(0.06)	(0.38)	0.24
Net unrealized (gains) on investments	(0.28)	(0.53)	(0.72)	(1.30)
Foreign exchange (gains) losses	(0.09)	0.06	0.02	0.01

Net operating income per share — diluted	$1.51	$1.52	$1.34	$4.21

Weighted average number of common shares and common share equivalents	114,842,742	95,834,809	123,735,683	84,626,505

Average shareholders’ equity	$3,682,106	$3,059,081	$3,788,724	$2,519,970

Annualized net operating return on average equity	18.8%	19.0%	5.9%	18.9%

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Diluted Book Value Per Common Share
As at September 30, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	As at September 30, 2010
	(unaudited)
				Book Value Per
	Equity Amount	Shares	Exercise Price	Share
Book value per common share
Total shareholders’ equity	$3,761,285	109,237,890		$34.43

Diluted book value per common share
Total shareholders’ equity	3,761,285	109,237,890
Assumed exercise of outstanding warrants	139,400	7,942,120	$17.55
Assumed exercise of outstanding stock options	63,790	3,215,198	$19.84
Unvested restricted shares	—	3,400,376

Diluted book value per common share	$3,964,475	123,795,584		$32.02

	As at December 31, 2009
				Book Value Per
	Equity Amount	Shares	Exercise Price	Share
Book value per common share
Total shareholders’ equity	$4,031,120	128,459,478		$31.38

Diluted book value per common share
Total shareholders’ equity	4,031,120	128,459,478
Assumed exercise of outstanding warrants	139,576	7,952,138	$17.55
Assumed exercise of outstanding stock options	65,159	3,278,015	$19.88
Unvested restricted shares	—	3,020,651

Diluted book value per common share	$4,235,855	142,710,282		$29.68

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Cautionary Note Regarding Forward-Looking Statements
     This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus’ risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus’ loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; 17) availability of reinsurance and retrocessional coverage; 18) the ability of Validus to commence and complete the tender offer and the share repurchases, the price at which Validus purchases shares in the tender offer, the share repurchases or otherwise, and the number of shares it is able to purchase pursuant to the tender offer, the share repurchases or otherwise; and 19) the ability of Validus to achieve the benefits contemplated by the tender offer and the share repurchases as well as management’s response to any of the aforementioned factors.
     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
     In presenting the Company’s results, management has included and discussed certain schedules containing net operating income (loss), net operating income (loss) per share, underwriting income (loss), annualized net operating return on average equity and diluted book value per common share that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. Non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. A reconciliation of net operating income to net income, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Net Operating Income, Net Operating Income per share and Annualized Net Operating Return on Average Equity”. A reconciliation of underwriting income to net income, the most comparable U.S. GAAP financial measure, is presented in the “Consolidated Statements of Operations” above. Underwriting income indicates the performance of the Company’s core underwriting function, excluding revenues and expenses. The Company believes the reporting of underwriting income enhances the
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

understanding of our results by highlighting the underlying profitability of the Company’s core insurance and reinsurance business. Underwriting profitability is influenced significantly by earned premium growth, adequacy of the Company’s pricing and loss frequency and severity. Underwriting profitability over time is also influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through its management of acquisition costs and other underwriting expenses. The Company believes that underwriting income provides investors with a valuable measure of profitability derived from underwriting activities.
     Annualized net operating return on average equity is presented in the section above entitled “Net Operating Income, Net Operating Income per share and Annualized Net Operating Return on Average Equity”. A reconciliation of diluted book value per share to book value per share, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Diluted Book Value Per Share”. Net operating income (loss) is calculated based on net income (loss) excluding net realized gains (losses), net unrealized gains (losses) on investments, gains (losses) arising from translation of non-US$ denominated balances and non-recurring items. Realized gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by our operating performance. Gains (losses) arising from translation of non-US$ denominated balances are unrelated to our underlying business.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com